Exhibit 99.1   Press Release






PRESS RELEASE
November 22, 2002                For further information contact:
                                 David M. Bradley
                                 Chairman, President & Chief Executive Officer
                                 North Central Bancshares, Inc.
                                 825 Central Avenue
                                 Fort Dodge, Iowa 50501
                                 515-576-7531

                NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that the Company declared a regular quarterly cash dividend of $0.18 per share on the Company's common stock for the fiscal quarter ended December 31, 2002. The dividend will be payable to all stockholders of record as of December 16, 2002 and will be paid on January 7, 2003.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 9 full service locations in Fort Dodge, Nevada, Ames, Burlington, Mount Pleasant, Perry and Ankeny, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".